Exhibit 10.3

LETTER AGREEMENT

This Letter Agreement (this “Letter Agreement”) is entered into as of May 24, 2024, by and between Collegium Pharmaceutical, Inc. (the “Company”) and Michael Heffernan (“Chairman,” and together with the Company, the “Parties”).

RECITALS

WHEREAS, Chairman is currently Chairman of the Board of Directors (the “Board”) of the Company;

WHEREAS, the Company desires to obtain from Chairman, and Chairman desires to provide to the Company, services as Interim President and Chief Executive Officer of the Company (the “Interim CEO Services”) commencing as of May 24, 2024, (the “Effective Date”) and ending as of the date Chairman’s Interim CEO Services terminate in accordance with the terms of this Letter Agreement (such period, the “Term”); and

WHEREAS, the Parties desire to address other matters related to Chairman’s provision of the Interim CEO Services.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Provisions Related to Interim CEO Services.

(a)          During the Term, Chairman’s base salary shall be payable at an annual rate of $291,666, paid in accordance with the Company’s payroll practices.  During the Term, Chairman may participate in any Company employee benefit plans for which Chairman qualifies, subject to the terms and conditions of such plans (including any applicable minimum service requirements or waiting periods).

(b)            During the Term, Chairman will be employed by the Company, will serve as the Interim Chief Executive Officer of the Company and will report directly to the Board. In addition to performing the duties and responsibilities associated with that position, from time to time the Company may assign to Chairman other duties and responsibilities reasonable and consistent with such position.  Chairman shall continue to serve as Chairman of the Board during the Term.

2.            Duration of Interim CEO Services. The Parties anticipate that the Term will continue until the Company hires a new Chief Executive Officer (the “New CEO”). Nevertheless, for the avoidance of doubt, Chairman’s employment with the Company is “at will,” meaning either Chairman or the Company may terminate the employment relationship (and the Term) at any time and for any reason, with or without cause, and with or without notice. For the avoidance of doubt, termination of the Interim CEO Services and the Term shall not affect Chairman’s continued role as Chairman of the Board.

3.            Choice of Law; Exclusive Venue. THIS LETTER AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS LETTER AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS. ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT WILL BE INSTITUTED IN A STATE OR FEDERAL COURT IN THE COMMONWEALTH OF MASSACHUSETTS, AND CHAIRMAN AND THE COMPANY HEREBY CONSENT TO THE PERSONAL AND EXCLUSIVE JURISDICTION OF SUCH COURT(S) AND HEREBY WAIVE ANY OBJECTION(S) THAT THEY MAY HAVE TO PERSONAL JURISDICTION, THE LAYING OF VENUE OR ANY SUCH PROCEEDING AND ANY CLAIM OR DEFENSE OF INCONVENIENT FORUM.

4.Other Company Policies.  During the Term, Chairman will be subject to all policies of the Company in effect from time to time with respect to employees or officers of the Company, including (without limitation) policies regarding ethics, personal conduct, securities trading, clawback and hedging and pledging of securities.

5.Other Compensation; Effect on Director Compensation.  Notwithstanding anything to the contrary in this Letter Agreement, unless otherwise determined by the Board, Chairman will not participate in the Company’s annual equity incentive plan or long-term incentive policy.  During the Term, Chairman’s non-employee director cash fees will cease and new equity awards will not be issued to Chairman in Chairman’s capacity as a member of the Board.  However, Chairman’s employment as Interim CEO will count for purposes of the service-based vesting conditions of equity awards previously granted to Chairman by the Company in Chairman’s capacity as a non-employee director.

6.Confidentiality.  In connection with Chairman’s employment by the Company, Chairman will have access to confidential and proprietary information of the Company and of third parties that have provided information to the Company in confidence (“Confidential Information”).  Both during and after Chairman’s service to the Company, Chairman will not disclose Confidential Information to any third party, permit any third party to have access to the Confidential Information, or use the Confidential Information for any purpose other than in connection with Chairman’s performance of services for the Company.  Notwithstanding the foregoing, nothing in this Letter Agreement, any other agreement with the Company, or any Company policy or practice shall limit Chairman’s ability, with or without notice to the Company, to: (i) communicate with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”), or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (ii) file a charge or complaint with any Government Agency; (iii) refuse to engage in unlawful activity without being subjected to retaliation; (iv) share compensation information concerning the Chairman or others (provided that this does not permit Chairman to disclose compensation information concerning others that Chairman obtains because his job responsibilities require or allow access to such information); or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). The Company will not limit any right Chairman may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.  Chairman understands that, pursuant to the federal Defend Trade Secrets Act of 2016, Chairman will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7.Assignment of Inventions. Chairman agrees that all Confidential Information, and all deliverables, discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefore or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by Chairman, either alone or with others, in the course of Chairman’s Interim CEO Services , whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively, “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company, as applicable, and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company.  Chairman agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States.  Chairman hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign, to the Company (or one its designees) any and all Company Inventions, and all copyrights, patents and other proprietary rights that Chairman may have in any such Company Invention.  The preceding sentence specifically includes without limitation the right to file and/or own wholly (without restrictions) applications for United States and foreign patents, trademark registration and copyright registration, and any patent, or trademark or copyright registration issuing thereon.

8.Withholding.  Chairman’s compensation during the Term will be subject to tax withholding to the extent required by applicable law.

9.Assignment by Company.  The Company may assign its rights under this letter to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise.

10.Cooperation.  Chairman agrees that during and after Chairman’s employment with the Company, and subject to reimbursement of reasonable expenses, Chairman will cooperate reasonably with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations or government proceedings) in which Chairman was in any way involved during Chairman’s service to the Company.  Chairman agrees to render such cooperation in a timely manner on reasonable notice from the Company, as long as the Company, following the cessation of Chairman’s employment, exercises commercially reasonable efforts to schedule and limit its need for Chairman’s cooperation under this paragraph so as not to interfere with Chairman’s personal and other professional commitments.

11.            Representations; Work Authorization; Entire Agreement. Chairman represents that Chairman is not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) Chairman from entering into employment with or carrying out Chairman’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Letter Agreement. Chairman also represents that he will not use or disclose any trade secret or other proprietary or confidential information of any previous employer or any other party. Chairman agrees to provide to the Company, within three days of Chairman’s hire date, documentation of Chairman’s eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. This Letter Agreement sets forth the complete agreement between Chairman and the Company with regard to Chairman’s employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. In signing this Letter Agreement, Chairman is not relying on any representations made by anyone at or on behalf of the Company other than as expressly set forth in this Letter Agreement.

12.            Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Letter Agreement may be conveyed by facsimile or other electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or other electronic transmission; provided, that failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Letter Agreement.

IN WITNESS WHEREOF, the Parties have executed this Letter Agreement effective on the date and year indicated below.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Shirley Kuhlmann
Name:	Shirley Kuhlmann
Title:	Executive Vice President, Chief Administrative Officer and General Counsel
Date:	May 24, 2024

MICHAEL HEFFERNAN

By:	/s/ Michael Heffernan
Name:	Michael Heffernan
Date:	May 24, 2024